Exhibit 99.1

Contacts:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS SECOND QUARTER FISCAL 2018 RESULTS

JACKSON, Miss. (January 5, 2018) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the second quarter and twenty-six weeks ended December 2, 2017.

Net sales for the second quarter of fiscal 2018 were $361.2 million, a 42.4 percent increase, compared to $253.5 million for the second quarter of fiscal 2017. The Company reported a net loss of $26.1 million, or $0.54 per basic and diluted share, for the second quarter of fiscal 2018, compared to net loss of $23.0 million, or $0.48 per basic and diluted share, for the second quarter of fiscal 2017. Results for the second quarter of fiscal 2018 include a charge of $52.8 million, or $1.09 per basic and diluted share, after tax, related to the settlement of previously disclosed antitrust claims that several large direct action purchasers had asserted against the Company. Excluding this item, net income for the second quarter of fiscal 2018 was $26.6 million, or $0.55 per basic and diluted share.

For the twenty-six weeks ended December 2, 2017, net sales were $624.0 million compared with $493.4 million for the prior-year period. The Company reported a net loss of $42.1 million, or $0.87 per basic and diluted share, for the twenty-six weeks ended December 2, 2017, compared with a net loss of $53.9 million, or $1.12 per basic and diluted share, for the year-earlier period. Excluding the item described above, net income for the twenty-six weeks ended December 2, 2017, was $10.7 million, or $0.22 per basic and diluted share.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “At the end of 2017, we reached an agreement on material terms of the settlement of antitrust lawsuits that several large purchasers had filed nearly a decade ago against the Company and many other egg producers. While we deny any liability in these cases and still believe that our conduct has always been lawful, we decided that it was in the best interests of our shareholders, customers, and employees to settle these long-standing cases at this time. This settlement eliminates the substantial risk, uncertainty, expense, and distraction associated with continuing the litigation against these purchasers. While the charge related to this settlement affected our financial results for the second quarter of fiscal 2018, we had a solid operating performance during the quarter.”

Pursuant to the agreement, which the parties intend to be legally binding, the Company agreed to pay $80.8 million after all parties sign a formal settlement agreement, which the parties agreed to work in good faith to execute no later than January 10, 2018. The settlement does not affect the remaining previously disclosed antitrust claims, which consist of claims of indirect purchasers of shell eggs (who have twice failed in efforts to certify a class) and the dismissed claims of non-class purchasers of egg products (who have appealed this dismissal).

Baker continued, “Our results for the second quarter of fiscal 2018 reflect a significant improvement in egg market conditions compared with the second quarter last year. Our sales were up 42.4 percent, as we benefitted from higher market prices and solid demand trends. We are pleased with our ability to execute our strategy and capitalize on market opportunities with a profitable performance.

“Market prices for conventional shell eggs continued to move higher throughout the quarter with our average customer selling prices for all eggs and conventional eggs up 36.0 percent and 77.6 percent, respectively, in the second quarter compared with a year ago. Market prices remained strong through the Thanksgiving holiday. According to Nielsen data, retail demand has been very good and in line with normal seasonal trends, supported by increased egg promotions in grocery stores. After a period of sluggish demand from institutional food customers, this sector has returned to more egg usage. The USDA reports that shell egg exports have continued to expand in calendar 2017 and have recovered from previous low levels following the 2015 avian influenza (AI) outbreak. Export demand has also increased as a result of the reported Fipronil contaminations across Europe and Southeast Asia. Together, these demand trends have resulted in a more favorable market environment compared with a year ago. The laying hen flock size has been consistent with prior-year levels as production has moderated, resulting in an improved balance of supply

-MORE-

CALM Reports Second Quarter Fiscal 2018 Results

January 5, 2018

and demand. Recent USDA reports, however, show an increase in chicks hatched, which could indicate future increases in supply.

“Specialty eggs, excluding co-pack sales, accounted for 22.6 percent of our total sales volume for the second quarter of fiscal 2018, compared with 22.4 percent for the same period a year ago. Specialty egg revenue was 32.3 percent of total shell egg revenue, compared with 45.8 percent for the second quarter of fiscal 2017. The average selling price for specialty eggs was 5.0 percent lower compared with the second quarter of last year. However, our volumes were higher for the second quarter, with total specialty egg dozens sold up 5.3 percent over the prior-year period.

“We have continued to position Cal-Maine Foods to take full advantage of the current and expected growth opportunities for specialty eggs. As reported, many food service providers, national restaurant chains and major retailers, including our largest customers, have made public commitments to transition away from conventional eggs and exclusively offer cage-free eggs by future specified dates. We are focused on meeting our customers’ needs through this transition period. Cal-Maine Foods offers a favorable product mix that includes cage-free eggs, as well as other healthy and affordable options for consumers including conventional, nutritionally enhanced and organic eggs.”

Baker added, “Our operations ran well throughout this fall and our managers worked hard to maintain efficient production, especially in our Florida, Georgia and Texas locations affected by the hurricanes early in the second quarter. Operating loss for the second quarter was $40.5 million, including the impact of the $80.8 million legal settlement expense. Excluding the impact of legal settlement expense, our operating income was $40.3 million. Farm production costs per dozen were consistent with the prior-year period. For the second quarter of fiscal 2018, our feed costs per dozen produced were slightly lower than a year ago. Looking ahead, this year’s USDA harvest estimates indicate we should have an ample supply of our primary feed ingredients for the year.”

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act tax reform legislation. While the Company continues to assess the impact of the tax reform legislation on its business and consolidated financial statements, the legislation does reduce the U.S. corporate tax rate from the current rate of 35 percent to 21 percent. At December 2, 2017, the Company had a deferred tax liability of approximately $75.3 million based on a U.S. federal tax rate of 35 percent. Since this legislation was enacted after the close of the Company's second quarter of fiscal 2018, this liability will be revalued at a lower rate during the third quarter of fiscal 2018, which ends on March 3, 2018. This revaluation will result in a benefit to income tax expense in continuing operations and a corresponding reduction in the deferred tax liability.

Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid. Therefore, the Company did not pay a dividend with respect to the fourth quarter of fiscal 2016, or any quarter of fiscal 2017, and will not pay a dividend for the first or second quarters of fiscal 2018. At December 2, 2017, cumulative losses that must be recovered prior to paying a dividend were $116.8 million.

-MORE-

CALM Reports Second Quarter Fiscal 2018 Results

January 5, 2018

Selected operating statistics for the second quarter and year-to-date period of fiscal 2018 compared with the prior-year period are shown below:

	13 Weeks Ended		26 Weeks Ended
	December 2, 2017	November 26, 2016	December 2, 2017	November 26, 2016
Dozen Eggs Sold (000)	263,086	252,177	512,549	494,501
Dozen Eggs Produced (000)	222,889	211,971	436,459	410,753
% Specialty Sales (dozen)*	22.6%	22.4%	22.2%	22.6%
% Specialty Sales (dollars)*	32.3%	45.8%	35.4%	46.2%
Net Average Selling Price (dozen)	$1.321	$0.971	$1.173	$0.962
Net Average Selling Price Specialty Eggs (dozen)*	$1.903	$2.003	$1.891	$1.988
Feed Cost (dozen)	$0.388	$0.394	$0.382	$0.412

*Excludes co-pack specialty eggs

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met, and (vi) adverse results in pending litigation matters. In addition, the Company continues to assess the impact of the recently enacted federal tax reform legislation on its business and consolidated financial statements. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

-MORE-

CALM Reports Second Quarter Fiscal 2018 Results

January 5, 2018

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS

	13 Weeks Ended		26 Weeks Ended
	December 2, 2017	November 26, 2016	December 2, 2017	November 26, 2016
Net sales	$361,172	$253,544	$624,017	$493,389
Cost of sales	278,776	249,596	524,285	499,010
Gross profit (loss)	82,396	3,948	99,732	(5,621)
Selling, general, and administrative expense	42,160	41,991	83,870	82,247
Legal settlement expense	80,750	—	80,750	—
Loss on disposal of fixed assets	(50)	215	(46)	740
Operating loss	(40,464)	(38,258)	(64,842)	(88,608)
Other income (expense), net	371	1,490	232	3,300
Loss before income taxes and noncontrolling interest	(40,093)	(36,768)	(64,610)	(85,308)
Income tax benefit	(14,012)	(13,801)	(22,352)	(31,361)
Net loss before noncontrolling interest	(26,081)	(22,967)	(42,258)	(53,947)
Less: Net income (loss) attributable to noncontrolling interest	55	43	(129)	(1)
Net loss attributable to Cal-Maine Foods, Inc.	$(26,136)	$(23,010)	$(42,129)	$(53,946)

Net loss per share:
Basic	$(0.54)	$(0.48)	$(0.87)	$(1.12)
Diluted	$(0.54)	$(0.48)	$(0.87)	$(1.12)
Weighted average shares outstanding
Basic	48,330	48,250	48,330	48,249
Diluted	48,330	48,250	48,330	48,249

-MORE-

CALM Reports Second Quarter Fiscal 2018 Results

January 5, 2018

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands)

SUMMARY BALANCE SHEETS

	December 2, 2017	June 3, 2017
ASSETS
Cash and short-term investments	$209,300	$156,026
Receivables	111,290	64,509
Income tax receivable	—	52,691
Inventories	163,041	160,692
Prepaid expenses and other current assets	2,556	2,288
Current assets	486,187	436,206

Property, plant and equipment (net)	443,093	458,184
Other noncurrent assets	136,851	138,704
Total assets	$1,066,131	$1,033,094

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$89,883	$59,853
Accrued legal settlement expense	80,750	—
Current maturities of long-term debt and capital lease obligations	4,316	4,826
Current liabilities	174,949	64,679

Long-term debt and capital lease obligations, less current maturities	4,204	6,113
Deferred income taxes and other liabilities	83,024	117,809
Stockholders' equity	803,954	844,493
Total liabilities and stockholders' equity	$1,066,131	$1,033,094

-END-